UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Form S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

EAGLE BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	52-1943477 (IRS Employer I.D. Number)

7830 Old Georgetown Road, Third Floor, Bethesda, Maryland 20814

(Address of Principal Executive Offices)          (Zip Code)

EAGLE BANCORP, INC. 2016 STOCK PLAN

(Full Title of Plan)

Ronald D. Paul, President

Eagle Bancorp, Inc.

7830 Old Georgetown Road, Third Floor

Bethesda, Maryland  20814

301.986.1800

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Noel M. Gruber, Esquire

BuckleySandler LLP

1250 24th Street, NW

Suite 700

Washington, DC, 20037

202.349.8043

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $.01 par value	1,000,000	N/A	$50,775,000	$5,113.05

(1) This Registration Statement on Form S-8 covers shares of 1,000,000 shares of common stock $0.01 par value of Eagle Bancorp, Inc. (the “Company”) issuable pursuant to the Company’s 2016 Stock Plan (the “Plan”), and any additional shares of common stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices for the common stock on May 31, 2016.

PART I

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Certain Documents by Reference.

The following documents filed with Securities and Exchange Commission are hereby incorporated by reference herein:

(1)                                 Eagle Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015;

(2)                                 Eagle Bancorp, Inc.’s Quarterly reports on Form 10-Q for the period ended March 31, 2016;

(3)                                 Eagle Bancorp, Inc.’s Current Reports on Form 8-K filed on January 20, 2016, February 10, 2016, February 24, 2016, March 25, 2016, April 20, 2016, May 2, 2016, May 17, 2016, and June 1, 2016.

(4)                                 The description of Eagle Bancorp, Inc.’s Common Stock contained in its Registration Statement on Form 8-A filed April 30, 1999, as amended by any reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the purpose of amending such description; and

(5)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by Eagle Bancorp, Inc. since the end of the year covered in its Annual Report referred to in (1) above.

All documents filed by Eagle Bancorp, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby shall have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  Description of Securities

As the securities to be issued pursuant to this registration statement are registered under Section 12 of the Securities Exchange Act of 1934, this item is inapplicable.

ITEM 5.  Interest of Named Experts and Counsel.

The law firm of BuckleySandler LLP has acted as counsel to the Company with respect to this registration statement and passed upon certain legal matters relating to the validity of the shares of the Company’s common stock offered hereby. Attorneys at BuckleySandler LLP who have been involved in such matters owned an aggregate of 12,877 shares of the Company’s common stock, including 6,030 shares held as Trustee.

ITEM 6.  Indemnification of Directors and Officers

Eagle Bancorp, Inc.’s Articles of Incorporation and Bylaws, as amended, each provide that Eagle Bancorp, Inc. shall, to the fullest extent permitted under the Maryland General Corporation Law, indemnify its directors and officers.  Section 2-418 of the Maryland Code, Corporations and Associations (“Maryland Code”), provides that a corporation may indemnify directors and officers against liabilities they may incur in such capacities unless it is established that: (a) the director’s act or omission was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director actually received an improper benefit; or (c) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Indemnification may be against judgments, penalties, fines, settlements and reasonable expenses, including attorney’s fees, actually incurred by the director in connection with the proceeding. However, if the proceeding was a proceeding by or in the right of the company, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged liable to the company. In addition, no indemnity is permitted to a director with respect to any proceeding charging improper personal benefit, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

The Maryland Code provides that a director who has been successful in the defense of a proceeding shall be indemnified against reasonable expenses incurred in connection with the proceeding. The provision also permits the advancement of reasonable expenses if the director affirms in writing that in the director’s good faith belief, the director has met the applicable standard of conduct necessary for indemnification and undertakes to repay the amount if it is ultimately determined that the director has not met the standard of conduct necessary for indemnification. Officers, employees and agents of Severn may be indemnified by Severn to the same extent as directors.

The Maryland Code provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled under, among other things, any bylaw or charter provision, or resolution of stockholders or directors, agreement, or otherwise.

Eagle Bancorp, Inc.’s Articles of Incorporation and Bylaws also provide that to the fullest extent permitted by Maryland law, no director or officer of the company shall be personally liable to the company or its shareholders for money damages.

ITEM 7.  Exemption From Registration Claimed.

As no restricted securities are to be reoffered or resold pursuant to this registration statement, this item is inapplicable.

ITEM 8.  Exhibits.

Exhibit Number	Description

4	Eagle Bancorp, Inc. 2016 Stock Plan
5	Opinion of BuckleySandler LLP
23(a)	Consent of BuckleySandler LLP., included in Exhibit 5
23(b)	Consent of Stegman and Company

ITEM 9.  Undertakings.

The Registrant hereby undertakes:

(1)                                 to file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to the Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 that, for the purpose of determining liability under the Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)                                 to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on this 6th day of June, 2016.

EAGLE BANCORP, INC.

By:	/s/ Ronald D. Paul
Ronald D. Paul
President and Chief Executive Officer

In accordance with the requirements of the Securities Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Leslie L Alperstein	Director	June 6, 2016
Leslie M. Alperstein

/s/ Dudley C. Dworken	Director	June 6, 2016
Dudley C. Dworken

/s/ Harvey M. Goodman	Director	June 6, 2016
Harvey M. Goodman

/s/ Ronald D. Paul	Chairman of the Board of Directors,	June 6, 2016
Ronald D. Paul	President and Chief Executive Officer
Principal Executive Officer of the Company

/s/ Robert P. Pincus	Vice Chairman	June 6, 2016
Robert P. Pincus

/s/ Norman R. Pozez	Director	June 6, 2016
Norman R. Pozez

/s/ Donald R. Rogers	Director	June 6, 2016
Donald R. Rogers

/s/ Leland M. Weinstein	Director	June 6, 2016
Leland M. Weinstein

/s/ James H. Langmead	Executive Vice President and	June 6, 2016
James H. Langmead	Chief Financial Officer of the Company
Principal Financial and Accounting Officer